EXHIBIT 10.3

Tanger Factory Outlet Centers, Inc.
3200 Northline Avenue, Suite 360
Greensboro, NC 27408

February 6, 2014

Mr. Jack Africk
Evolution Partners, LLC
3300 Airport Road, Suite 301
Boca Raton, FL 33431

Re: Director Emeritus

Dear Jack:

As always, I enjoyed talking to you on Wednesday, and was glad to hear that you and Evelyn are doing well. Thank you for remaining a director until the annual meeting of shareholders on May 16, 2014.

As agreed, you will not stand for reelection at the annual meeting in May. Following the meeting, you will be named Director Emeritus through December 31, 2014. This is a high honor in recognition of your long and outstanding service to the Company during the past 20 years. You are welcome to attend, in a non-voting capacity, regular meetings of the Board or its committees as you wish during 2014. In addition, you agree to advise and assist me and the Board as reasonably requested during 2014.

Your total compensation for service during 2014 is as follows:

•	$50,000 in cash payable quarterly.

•	Continued vesting of the unvested restricted shares set forth on the attached summary.

•	5,000 restricted shares to be granted in February 2014. These shares will vest ratably over three years beginning December 31, 2014.

Very truly yours,

/s/ Steven B. Tanger
Steven B. Tanger

Accepted and agreed:	/s/ Jack Africk	Date:	2/18/2014

cc: William G Benton

Tanger Factory Outlet Centers, Inc.
3200 Northline Avenue, Suite 360
Greensboro, NC 27408

May 16, 2014

Jack Africk
Evolution Partners, LLC
3300 Airport Road, Suite 301
Boca Raton, FL 33431

Dear Jack:

This letter agreement (this “Letter”) memorializes the treatment of your outstanding restricted share awards in connection with your transition to “Director Emeritus” status on the Board of Directors of Tanger Factory Outlet Centers, Inc. (the “Company”).

In connection with your transition to Director Emeritus, the Company and you acknowledge and agree, effective as of the date hereof, that, subject to Section 3.4 of the applicable Restricted Share Agreement (as defined below), all restrictions related to the exposure of forfeiture on the restricted shares granted under each of those certain Restricted Share Agreements, dated as of February 14, 2012, February 12, 2013, and February 11, 2014 (each, a “Restricted Share Agreement” and, collectively, the “Restricted Share Agreements”), shall lapse so that no such restricted shares shall be forfeited upon your transition to Director Emeritus. Notwithstanding the foregoing, all such restricted shares shall remain subject to the transfer restrictions set forth in Section 2.4 and 2.5 of the applicable Restricted Share Agreement until the date on which, but for this Letter, all restrictions on such restricted shares would otherwise have lapsed.

The Company shall be entitled to take (and you shall cooperate with the Company in connection with) all actions necessary or appropriate to effectuate this Letter. Except as modified by the foregoing, the terms and provisions of the Restricted Share Agreements shall remain in full force and effect following the date hereof.

* * * *

Yours Truly,
TANGER FACTORY OUTLET CENTERS, INC.

/s/ Steven B. Tanger
By:     Steven B. Tanger

Its:	President and Chief Executive Officer

Acknowledged and agreed as of the first date set forth above:

JACK AFRICK

/s/ Jack Africk

Signature Page to Letter Regarding Restricted Share Agreements